Exhibit 99.1

     ICORIA NAMES DOUG MORTON INTERIM CEO, MAKES MANAGEMENT CHANGES TO FOCUS
                                  ON HEALTHCARE

RESEARCH TRIANGLE PARK, N.C., May 11 /PRNewswire-FirstCall/ -- Icoria, Inc. (Nasdaq: ICOR) announced that at a meeting yesterday its Board of Directors accepted the resignation of Heinrich Gugger, Ph.D. as President and CEO and named Doug Morton, Ph.D., Interim CEO.

Morton, an Icoria Board member since March 2004, joined Icoria's Office of the President in March to help the company build its healthcare business. As Interim CEO, he will continue to refine the company's strategy and business development efforts, focusing specifically on near-term opportunities to commercialize Icoria's biomarker discovery platform. A former senior executive with Pfizer and Pharmacia Corporation, Morton is also Chief Executive Officer of Southwest Michigan Innovation Center, a biotech incubator, a position he will retain while Icoria seeks a permanent CEO with diagnostics experience and a healthcare background.

Icoria also named Barry Buzogany, currently its Vice President, General Counsel and Secretary, as Chief Operating Officer. He will oversee the day- to-day operations of Icoria.

Thomas Colatsky, Vice President, Healthcare Research, was named Chief Scientific Officer. Colatsky will continue to oversee Icoria's healthcare research team as well as have increased responsibility for commercializing the company's biomarker discovery platform and building collaborations with other companies. Both Colatsky and Buzogany have extensive experience in the healthcare industry.

Heiri Gugger, who joined the company as President and CEO in July 2002, redirected what was then Paradigm Genetics while building the system biology platform that forms the foundation of Icoria's biomarker discovery efforts. The first quarter sale of Icoria's agricultural genomics assets to Monsanto marked the concluding step of the company's transformation from an agricultural genomics company into a healthcare biotechnology company. Heiri Gugger will remain a member of Icoria's board of directors, supporting Doug Morton for a transition period through the end of June.

"As Icoria narrows its focus on healthcare, we need leadership that has experience in the diagnostics and pharmaceutical industry. Heiri's job of transforming Icoria is now complete," said G. Steven Burrill, Chairman of the Board. "The board thanks Heiri for his contributions over the past three years, especially his role in the successful Monsanto sale."

As part of its change in strategy, Icoria also announced the departure of Keith
R. Davis, Vice President, Agricultural Biotechnology, and Jim Bucci, Vice President, Human Resources, effective June 30.

"Keith and Jim helped build a tremendous research organization and we regret that in the new, leaner organization their services are no longer required," said Burrill. "They deserve a great deal of credit for helping make the organization what it is today."

New Focus

After selling its agricultural genomics assets to Monsanto Company on March 23, 2005, Icoria announced that it would focus exclusively on healthcare and exit the agricultural business at the conclusion of its existing contractual obligations with Pioneer Hi-Bred and DuPont Crop Protection. Fifty-seven Icoria employees joined Monsanto as part of that transaction, and Icoria expects further headcount reductions as it exits the agricultural business.

The company is now focusing on using its unique technology platform to discover novel, multi-parameter biomarkers for use in developing diagnostics and to eventually identify drug targets, leads and drug/diagnostics combinations for collaborators and customers, as well as its internal development programs.

About Icoria

Icoria, Inc. is a biotechnology company focused on the discovery of novel, multi-parameter biomarkers using its unique multi-platform approach. Icoria is using these biomarkers internally to develop multi-analyte diagnostics that can be used to define and grade pathology or disease state with a high level of specificity and sensitivity. Icoria also uses its technology to help its collaborators and customers develop better, safer drugs and diagnostics and to identify targets, leads and drug/diagnostic combinations for liver injury, metabolic disorders and cancer.

This press release contains forward-looking statements including but not limited to the Company's expectations for its biomarker discovery platform. Such forward-looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to Icoria's ability to identify biomarkers, Icoria's early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Icoria's annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

Note: Icoria and the Icoria logo are trademarks owned or used by Icoria, Inc.

SOURCE  Icoria, Inc.
    -0-                             05/11/2005
    /CONTACT: Media-Public Relations of Icoria, Inc., +1-919-425-2999; or Brian Ritchie of Noonan Russo, +1-212-845-4200/
    /Web site:  http://www.icoria.com /